MDU Resources Closes Sale of Domestic IPP Companies

BISMARCK, N.D. - July 10, 2007 - MDU Resources Group, Inc. (NYSE:MDU) announced today that it has closed the sale of its domestic independent power production business unit consisting of Centennial Power, LLC and Colorado Energy Management, LLC to Bicent Power LLC, (fka Montana Acquisition Company LLC).

Centennial Energy Resources LLC, a subsidiary of MDU Resources Group, entered into the purchase and sale agreement in April with Bicent Power, a new company formed by energy industry executive Paul Prager and Natural Gas Partners VIII, LP. Centennial Energy is the parent company of Centennial Power and Colorado Energy Management.

The transaction is valued at $636 million, which includes the assumption of approximately $36 million of project-related debt. Proceeds from the sale will be used to fund MDU Resources’ acquisition of Cascade Natural Gas Corporation, which closed on July 2, and will provide additional cash to deploy into growth opportunities that exist in its core lines of business. Information related to the gain on the asset sale will be provided with MDU Resources’ second quarter earnings release on July 24.

Centennial Power’s generating assets include 603 megawatts of electric generating capacity located in Montana, Colorado, California and Georgia. The assets are fully contracted under mid- to long-term power purchase and sale agreements, and include coal-fired, natural gas-fired and wind-powered generation. Colorado Energy Management provides design, construction, operation and maintenance services to energy providers.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and mining, construction services, and electric and natural gas utilities. For more information about MDU Resources, see the company’s Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

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Contacts:

For financial inquiries to MDU Resources, contact:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director of investor relations, (701) 530-1057

For media inquiries to MDU Resources, contact:
Rick Matteson, director of communications and public relations, (701) 530-1700